                                                                 Exhibit (g)(ii)

                              REINSURANCE AGREEMENT
                                     SUMMARY

COMPANY:                 SECURITY EQUITY LIFE INSURANCE COMPANY
                         Armonk, NY

TREATY NUMBER:           S011-101-000

ACCOUNT NUMBER:          2593

REINSURER:               THE COLOGNE LIFE REINSURANCE COMPANY
                         30 Oak Street
                         Stamford, Connecticut 06905

EFFECTIVE DATE:          April 1, 1996

PLANS COVERED:           Variable Universal Life

TYPE OF TREATY:          Automatic YRT

PREMIUMS:                The premium rates are shown in Exhibit B.

LIMIT PER LIFE:          The premium rates in Exhibit B apply to amounts of
                         reinsurance ceded to Cologne Life of $2,000,000 per life or less.

ADMINISTRATIVE           Premiums are reported on a Self-Administered basis and
    BASIS:               paid quarterly in advance. See Exhibit C.

POLICY FEE:              No policy fee.

PREMIUM TAX:             Not reimbursed.

MINIMUM CESSION:         Amounts of reinsurance less than $25,000 will not be
                         ceded under this Agreement. Cessions less than $25,000 can be automatically terminated at option of Company or The Cologne.

MINIMUM FACULTATIVE      Greater of $50,000 or the plan minimum reinsurance risk
SUBMISSION:              per cession.

RECAPTURE:               After 10 policy years.

In the event of any conflict between this Summary Page and the terms and conditions of the Reinsurance Agreement, the terms and conditions of the Agreement shall govern.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I.         PARTIES TO THE AGREEMENT                             5

ARTICLE II.        AUTOMATIC REINSURANCE                                6
                   A.      General Conditions
                   B.      Coverages
                   C.      Ceding upon Maximum Retention
                   D.      Ceding upon Less than Maximum Retention

ARTICLE III.       FACULTATIVE REINSURANCE                              7
                   A.      Procedure
                   B.      Continuing Notice Obligation
                   C.      Minimum Facultative Submission

ARTICLE IV.        LIABILITY                                            8
                   A.      Automatic Reinsurance
                   B.      Facultative Reinsurance
                   C.      Conditional Receipt

ARTICLE V.         REINSURANCE BENEFIT AMOUNTS                          9
                   A.      Life
                   B.      Waiver of Premium
                   C.      Accidental Death Benefit

ARTICLE VI.        REDUCTIONS, TERMINATIONS AND CHANGES                10
                   A.      Reductions and Terminations
                   B.      Increases
                   C.      Nonforfeiture Benefits
                   D.      Reinstatements

ARTICLE VII.       CONVERSIONS, EXCHANGES AND REPLACEMENTS             11
                   A.      Conversions
                   B.      Exchanges and Replacements

ARTICLE VIII.      PREMIUMS                                            12
                   A.      Premium Payment
                   B.      Delayed Payment
                   C.      Failure to Pay Premium
                   D.      Premium Rate Guarantee

ARTICLE IX.        CLAIMS                                              13
                   A.      Liability
                   B.      Proof of Loss
                   C.      Settlement
                   D.      Contested Claims
                   E.      Extra-Contractual Damages
                   F.      Misstatement

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE X.         RECAPTURE                                              15

ARTICLE XI.        GENERAL PROVISIONS                                     16
                   A.      Premium Tax
                   B.      Offset
                   C.      Currency
                   D.      Company Data
                   E.      Errors and Omissions
                   F.      Inspection of Records

ARTICLE XII.       INSOLVENCY                                             17

ARTICLE XIII.      ARBITRATION                                            19

ARTICLE XIV.       DURATION OF AGREEMENT                                  21

ARTICLE XV.        EXECUTION                                              22

EXHIBIT A - PLANS
     A.4. UNDERWRITING GUIDELINES

EXHIBIT B - REINSURANCE PREMIUMS
     B.2 - FACULTATIVE ADDENDA

EXHIBIT C - REPORTING METHOD

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                    ARTICLE I

                            PARTIES TO THE AGREEMENT

This is an agreement for indemnity reinsurance (the "Agreement") solely between Security Equity Life Insurance Company, Armonk, New York (the "Company") and Cologne Life Reinsurance Company, a Connecticut Corporation ("The Cologne"). This agreement shall be construed in accordance with the laws of the State of Connecticut.

This Agreement shall constitute the entire agreement between the parties with respect to the business reinsured hereunder. There shall be no understanding between the parties other than that expressed in this Agreement. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

The acceptance of risks under this Agreement shall create no right or legal relation whatsoever between The Cologne and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE II

                              AUTOMATIC REINSURANCE

A. General Conditions. On or after 12:01 A.M. Eastern Standard Time on the effective date of this Agreement, as shown in Article XV, reinsurance under this Agreement shall be in force and binding on The Cologne provided that the issuance of such insurance by the Company constitutes the transaction of business in a jurisdiction in which the Company is properly licensed, the insurance is issued on the lives of residents of the United States or Canada, and the reinsurance premiums continue to be paid in accordance with this Agreement.

B. Coverages. Life insurance, Waiver of Premium Disability benefits for an amount not greater than the corresponding life insurance, Accidental Death Benefits and benefits under associated riders are the coverages reinsured automatically under this Agreement, up to the limits shown in Exhibit A.

C. Ceding upon Maximum Retention. When the Company retains its maximum limit of retention with respect to a life, as shown in Exhibit A, the Company shall cede and The Cologne shall automatically accept as reinsurance under the terms and conditions of this Agreement, liability on individual life insurance on such life, together with all reinsured supplemental coverages, provided that the policies are issued directly by the Company on those plans of insurance shown in Exhibit A and fully underwritten by the Company at its home office or any regional home office in accordance with its usual underwriting standards and requirements which The Cologne has acknowledged in writing.

         Reinsurance shall not be ceded automatically to The Cologne on any risk if:

         1. the amount of insurance causes the Binding Limit to be exceeded, as shown in Exhibit A, or

         2. the amount of insurance causes the Jumbo Limit, as shown in Exhibit A, to be exceeded, or

         3. the Company has submitted the risk for facultative underwriting consideration to any reinsurer, including The Cologne, within two years, or

         4. the substandard mortality rating assessed to the risk exceeds Table P (500%) or its equivalent on an extra premium basis, or

         5. the risk at the time of issue exceeds the maximum issue age shown in Exhibit A.

D. Ceding While Retaining Less Than Full Retention. When the Company retains or has retained less than its maximum limit of retention on a life and all other conditions in Section C above are satisfied, the Company may cede automatically only an amount equal to or less than the amount retained.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE III

                              FACULTATIVE COVERAGE

A. Procedure. When a risk does not qualify for automatic reinsurance or if the Company so desires, the Company may request facultative consideration of any risk on those plans of insurance shown in Exhibit A by sending The Cologne a reinsurance application form, in substantially the form as set forth in Exhibit D, showing details of the risk together with copies of the original application and all information known to the Company pertaining to the insurability of the risk. The Cologne shall give the reinsurance application prompt consideration and shall notify the Company of its decision and risk classification.

         After the first premium has been received by the Company on a policy that has been submitted to and accepted by The Cologne on a facultative basis, the Company shall promptly report placement of the policy to The Cologne in the agreed upon format.

         Unless specifically agreed to the contrary, The Cologne shall hold its offer on a pending case open for ninety (90) days, at the end of which time The Cologne shall, in the absence of notification of case status, routinely close its file and consider the offer to reinsure as formally withdrawn.

B. Continuing Notice Obligation. Both prior to and subsequent to The Cologne's acceptance of a risk, the Company shall send to The Cologne all information that is related to the insurability of such risk

C. Minimum Facultative Submission. The minimum facultative submission under this Agreement shall be as shown in the Summary Page.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE IV

                                    LIABILITY

A. Automatic Reinsurance. The liability of The Cologne on any automatic reinsurance covered under this Agreement shall begin and end simultaneously with that of the Company, subject to the conditions of
         Article II.

B. Facultative Reinsurance. The liability of The Cologne on any facultative reinsurance covered under this Agreement shall begin and end simultaneously with that of the Company provided that The Cologne has given the Company an offer to reinsure the risk, and the Company has indicated acceptance and acts in accordance with The Cologne's offer. The Cologne shall become liable for its share of the risk, provided that the policy has been delivered according to the usual procedures of the Company and that the Company has followed its facultative coverage rules for reinsurance placement.

C. Conditional Receipt. The Cologne will accept liability on the Company's Conditional Receipt or Pre-paid business up to the amount shown in Exhibit A, provided that all procedures, terms and conditions of the Company's Conditional Receipt are followed. All Conditional Receipt forms in use by the Company, as well as any subsequent changes or modifications must be approved in writing by The Cologne.

         1. Coverage for Automatic Reinsurance. The Cologne's liability on automatic reinsurance shall begin and end with the Company's conditional receipt liability.

         2. Coverage for Facultative Reinsurance. For those risks submitted facultatively, conditional receipt liability shall not commence until The Cologne has made an explicit acceptance of the risk

         3. Discrepancy with Conditional Receipt. In the case where the conditional receipt is given for an amount less than the policy application, The Cologne shall not be liable for more than its proportionate share of the maximum limit as shown in the Company's conditional receipt.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                    ARTICLE V

                        REINSURANCE BENEFIT AMOUNTS (YRT)

A. Life. Reinsurance under this agreement for Life Insurance is on a Yearly Renewable Term Reinsurance basis. The reinsurance benefit shall be determined in the manner described below, unless otherwise mutually agreed.

         1. Level Term Plans. For level term plans having no cash value and those with a duration of 20 years or less, the reinsurance benefit is the initial face amount reinsured without regard to terminal reserves.

         2. Universal Life. The net amount at risk is defined to be the death benefit minus the account value. The amount of reinsurance benefit at each policy duration is the net amount at risk at each duration times the reinsurance proportion "p". The reinsurance proportion "p" is calculated at issue as follows:

                  p = Policy Death Benefit - Account Value - Amount Retained
                      ------------------------------------------------------
                               Policy Death Benefits - Account Value

         For individual cession reinsurance of plans with fluctuating net amounts at risk or with increasing or decreasing death benefits, the reinsurance benefit shall be estimated by the Company and submitted to The Cologne for five-year periods. The Cologne's liability shall be based upon the estimate. If there is a change in the policy, the Company shall send amended reinsurance benefit amounts to The Cologne. The estimated amounts shall be determined by a method mutually agreeable to the Company and The Cologne.

B. Disability Waiver of Premium. The Disability Waiver of Premium benefit amount reinsured shall not be greater than the amount of the corresponding Life Insurance benefit reinsured. The Disability Waiver benefit amount shall, at the Company's option, be supplied to The Cologne for at least ten (10) policy years at a time, or else determined by The Cologne from the Company rate materials in its possession, using any reasonable approximations that may be necessary. For Universal Life products the benefit amount shall be the cost of insurance premium waived by the Company.

C. Accidental Death Benefit. The Accidental Death Benefit amount reinsured shall not be greater than the amount of the corresponding Life Insurance benefit reinsured.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE VI

                      REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, The Cologne shall, upon notification of the change, provide appropriately adjusted reinsurance coverage. The Company shall notify The Cologne of any such change, not more than sixty (60) days after its effective date.

A. Reductions and Terminations. In the event of the reduction, lapse or termination of insurance with the Company on a life, the Company shall reduce reinsurance [by a like amount in order to remain fully retained on the risk]. If there is more than one reinsured policy on the life, the reduction will apply first to the policy being reduced and then, on a chronological basis, to other reinsured policies on the life commencing with that policy most recently issued. In the event that there is more than one reinsurer on the policy being reduced, the reduction in reinsurance shall be proportionate among the reinsurers. The Cologne shall refund any unearned premiums. However, policy fees, if any, shall be deemed earned for a policy year if during any portion of such policy year, ceded insurance is exposed to risk.

B. Increases. If a change results in the amount of insurance being increased, the increase will be considered new reinsurance under this Agreement and shall be underwritten by the Company in accordance with its customary standards and procedures. If the policy were submitted to the Cologne facultatively, increases must be approved by The Cologne.

C. Nonforfeiture Benefits. If the original policy lapses and extended term insurance or reduced paid-up insurance is granted under the terms of the policy, The Cologne, upon notification of such change, will proportionately adjust the amount of reinsurance and accept appropriately adjusted reinsurance premiums calculated in the same manner as reinsurance premiums were calculated on the original policy. However, The Cologne shall not provide coverage for extended term insurance on policies originally issued at substandard ratings greater than 150% of standard or the equivalent in flat extra premium unless The Cologne specifically agrees in advance to do so.

D. Reinstatement. If a policy that has lapsed or surrendered is reinstated in accordance with its terms and in accordance with Company rules and procedures, The Cologne shall, upon notification of reinstatement, reinstate the pre-existing reinsurance coverage. However, if the policy were facultatively reinsured with The Cologne, approval by The Cologne shall be required prior to the reinstatement of the reinsurance if the Company retained less than fifty (50) percent of the risk and the policy has been lapsed for more than 90 days. Upon reinstatement of the reinsurance coverage, the Company shall pay the reinsurance premiums which would have accrued had the policy not lapsed, together with interest at the same rate as the Company receives under its policy.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE VII

                     CONVERSIONS, EXCHANGES AND REPLACEMENTS

A. Conversions. The Cologne shall continue to accept reinsurance resulting from the contractual conversion of any policy reinsured under this Agreement, in an amount not to exceed the original amount reinsured hereunder. Reinsurance premiums for such conversions shall be on an attained age and duration basis at the agreed upon conversion premium rates.

         If the conversion results in an increase in risk, the increase shall require evidence of insurability. Reinsurance premiums for increases shall be first-year premiums at the agreed upon premium rate.

B. Exchanges and Replacements. The Cologne will consider exchanges and replacements to the plans reinsured under this agreement. First-year premium calculations will apply to any policy on which:

         1. The Company has obtained complete and current underwriting evidence on the full amount; and

         2.       the full normal commissions are paid for the new plan; and

         3. the Suicide and Contestable provisions apply as if the policy were newly issued.

         Reinsurance premiums shall be the agreed upon exchange premiums.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                  ARTICLE VIII

                                    PREMIUMS

A. Payment of Premiums. Reinsurance premiums for life insurance, waiver of premium disability benefits and accidental death benefits shall be the premiums shown in Exhibit B. Reinsurance premiums are payable in accordance with the method outlined in Exhibit C.

B. Delayed Payment. Premium balances which remain unpaid for more than sixty (60) days shall incur interest from the due date, calculated from that date by using the 13-week Treasury Bill rate reported for the last working day of the calendar month in the "Money Rates" section of The Wall Street Journal or comparable publications.

C. Failure to Pay Premiums. The payment of reinsurance premiums shall be a condition precedent to the liability of The Cologne for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid when due, The Cologne shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If The Cologne elects to exercise its right of termination, it shall give the Company thirty (30) days written notice of its intention to terminate said reinsurance. If all reinsurance premiums in arrears, including any which may become in arrears during the thirty day period, are not paid before the expiration of said period, The Cologne shall be relieved of all liability. Policies on which reinsurance premiums subsequently fall due will automatically terminate if reinsurance premiums are not paid. Terminated reinsurance may be reinstated, subject to approval by The Cologne, within sixty (60) days of the date of termination upon payment of all reinsurance premiums in arrears. The Cologne shall have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice The Cologne's right to collect premiums for the period reinsurance was in force prior to the expiration of the thirty day notice.

D. Premium Rate Guarantee. The Cologne anticipates continuing to accept premiums on the basis of the rates shown in Exhibit B, however, The Cologne can only guarantee that the life reinsurance premium rates payable under this Agreement shall not exceed the one-year term net premiums computed on the 1980 CSO Mortality Table at the maximum valuation interest rate allowable for the policies reinsured.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE IX

                                     CLAIMS

A. Liability. Whenever a claim is made on a policy reinsured under this Agreement, The Cologne shall consider its liability to the Company to be for the amount of reinsurance for that policy as determined in
         Article V and Exhibit A. If the Company has been paying premium to The Cologne on an estimated reinsured net amount at risk, The Cologne's claim liability shall not exceed that amount provided by the Company. The Cologne will accept the good faith decision of the Company in settling a claim and shall pay the amount of its liability in effect at the time of settlement, including its proportionate share of any interest paid to the claimant.

         If the Company has retained either a) less than its full retention or
         b) twenty percent or less of the risk, the Company shall consult with The Cologne before making an admission of liability on any claim on which death has occurred during the contestable period. If the Company chooses to pay such a claim that The Cologne believes should be contested, then The Cologne shall be relieved of any and all reinsurance liability or the dispute may be submitted to arbitration.

B. Proof of Loss. In every case of loss, the Company shall provide The Cologne with copies of all proofs of loss, underwriting papers, investigation reports and a statement showing the amount paid on the claim by the Company, plus any information The Cologne may request.

C.       Settlement

         1. Life. For Life insurance claims, The Cologne shall pay its share of death benefits in a lump sum regardless of the form of claim settlement by the Company.

         2. Waiver of Premium. For an approved Waiver of Premium benefit claim, The Cologne shall pay its share of the gross premium waived by the Company, and the Company shall continue to pay the total reinsurance premium, excluding the corresponding waiver premium. If the policy is subject to recapture, the reinsurance premium shall be appropriately adjusted. For Universal Life products, the gross premium waived shall be the cost of insurance premium waived by the Company. The Cologne may pay Waiver of Premium claims in one payment per year regardless of the mode of premium payment specified in the policy.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE IX

                                     CLAIMS
                                   (CONTINUED)

D. Contested Claims. The Company shall notify The Cologne of its intention to contest or compromise a claim. Unless agreed otherwise, all contestable claims will be routinely investigated. If The Cologne chooses not to participate in a contested claim, it shall pay its full amount of reinsurance liability on such claim and shall thereby be relieved of all future liability with respect to such contested claim.

         If The Cologne joins the Company in a contest or compromise, The Cologne shall participate in the same proportion that the amount at risk reinsured with The Cologne bears to the total amount at risk to the Company on the claim and shall share in the reduction in liability in the same proportion. The Cologne shall pay its share of "routine expenses" which are considered to be investigative or administrative expenses incurred by the Company that are customarily incurred with respect to most claims. Participation in "unusual expenses" shall require written consent by The Cologne. Unusual expenses shall include, but not be limited to, fees of outside attorneys, investigators or consultants. The Cologne shall not reimburse expenses or compensation of salaried officers and employees of the Company or expenses incurred by the Company as a result of a dispute arising out of conflicting claims of entitlement to policy proceeds or benefits.

E. Extra-Contractual Obligations. The Cologne shall not be liable for punitive, exemplary or any other noncontractual damages assessed against the Company on the basis of fault or wrongdoing on the part of the Company, its agents or representatives. However, should The Cologne have concurred in the acts or omissions giving rise to such damages, The Cologne will pay its proportionate share of such damages.

F. Misstatement. In the event of an increase or decrease in the amount of the Company's liability on a policy reinsured hereunder because of a misstatement of age, sex, or other risk classification, which is established after the death of the insured, the Company and The Cologne shall share in the change in amount in proportion to its respective net liability prior to the change. However, The Cologne shall have no liability if the policy would not have been issued at the corrected risk classification. The reinsurance premium for the policy year of death shall be recalculated on the basis of the adjusted amount using premiums and reserves at the correct risk classification, and the adjustment for the difference in reinsurance premiums shall be made without interest.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                    ARTICLE X

                                    RECAPTURE

Whenever the Company changes its limits of retention, it shall promptly notify The Cologne. If the Company increases its retention limits, it may exercise its right of recapture and reduce the existing reinsurance by a corresponding amount, in accordance with the following rules.

1. No reduction shall be made in the reinsurance on any policy unless the Company retained its maximum retention limit for the plan, age and mortality ratings at the time the policy was issued.

2. The reduction in reinsurance shall be made on the next anniversary of each policy affected. However, no reduction shall be made until a policy has been in-force for the recapture period shown in the Summary Page.

3. The Company shall give The Cologne ninety (90) days written notice of its intention to recapture existing business reinsured under this Agreement in accordance with its new limits of retention.

4. If any reinsurance is recaptured following a retention increase, all reinsurance which is subject to recapture under these provisions must be similarly recaptured.

5. If there is reinsurance in other companies on risks eligible for recapture, the Cologne's reduction will be in proportion to its share of the total reinsurance on the life.

6. In the event that any reinsurance policy affected by recapture is overlooked, the acceptance by The Cologne of reinsurance premiums after the effective dates of the reductions or cancellations shall not constitute or determine a liability on the part of The Cologne for such reinsurance, and The Cologne shall be liable only for a refund of the premiums so received, without interest.

7. No reduction may be made in any supplemental benefits reinsured unless the life reinsurance is also being reduced.

8. If at the time of recapture the risk is an active claim for Waiver of Premium Disability, the life risk shall be considered subject to recapture. However, the original disability reinsurance shall remain in force until such time as the disability claim ceases.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE XI

                               GENERAL PROVISIONS

A. Premium Tax. The Cologne shall not reimburse the Company for premium taxes on reinsurance premiums.

B. Offset. Upon notice to the other party, the Company or The Cologne may offset any balance(s) due from one party to the other from premiums, allowances, claims, or any other amount(s) due under this Agreement.

C. Currency. All payments under this Agreement shall be made in United States currency.

D. Company Data. The Company agrees to keep The Cologne informed of the identity and terms of its policies, riders and contracts reinsured under this Agreement, as well as any special programs affecting reinsurance hereunder, with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes and all other materials relevant to the coverages reinsured.

         Further, the Company agrees to furnish The Cologne with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep The Cologne fully informed of all subsequent changes to said materials.

E. Errors and Omissions. Administrative or clerical error or omissions of an accidental or unintentional nature shall be corrected, and both parties shall be restored to the positions they would have occupied had no such error or omission occurred. Errors of judgment are not covered by this provision.

F. Inspection of Records. The Cologne and the Company, or duly authorized representatives, shall have the right at any reasonable time to inspect, at the office of the other, all books and documents relating, directly or indirectly, to any business reinsured under this Agreement.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE XII

                                   INSOLVENCY

A. Insolvency of the Company. In the event of insolvency of the Company, all payments due the Company by The Cologne shall be payable directly to the Company, its liquidator, receiver or statutory successor on the basis of the liability of the Company under the policies reinsured without diminution because of insolvency of the Company.

         In the event of insolvency of the Company, the liquidator, receiver or statutory successor shall give The Cologne written notice of the pendency of a claim on a policy reinsured within a reasonable time after the claim is filed in the solvency proceeding. During the pendency of the claim, The Cologne may investigate the claim and, in a proceeding where the claim is to be adjudicated, The Cologne may, at The Cologne's own expense, interpose in the name of the Company (its liquidator, receiver or statutory successor) any defense or defenses which The Cologne may deem available to the Company or its liquidator, receiver or statutory successor.

         Subject to court approval, the expense thus incurred by The Cologne shall be chargeable against the Company as part of the expense of liquidation to the extent of the proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by The Cologne. Where two or more reinsurers participate in the same claim and a majority in interest elect to interpose a defense to the claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as if the expense had been incurred by the Company.

B. Insolvency of The Cologne. In the event of the insolvency of The Cologne, the Company may retain all or any portion of any amount then due or which may become due The Cologne under this Agreement and use such amounts for the purposes of paying any and all liabilities of The Cologne incurred under this Agreement. When all such liability hereunder has been discharged, the Company shall pay The Cologne, its successor, or statutory receiver, the balance of such amounts withheld as may remain.

         In the event of the insolvency of The Cologne, the Company may, upon 90 days written notice to The Cologne, its liquidator, receiver or statutory successor, recapture, without penalty, the entire amount of reinsurance under this Agreement.

C. Definition of Insolvency. For purposes of this Agreement, the Company or The Cologne shall be deemed insolvent if:

         (1) a court order is issued voluntarily or involuntarily placing it into conservatorship, rehabilitation, receivership, or liquidation, or appointing a conservator, rehabilitator, receiver or liquidator to take over its business; or

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE XII

                                   INSOLVENCY
                                   (CONTINUED)

         (2) It has filed or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation or similar law or statute.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                  ARTICLE XIII

                                   ARBITRATION

All disputes and differences between the Company and The Cologne on which an amicable understanding cannot be reached shall be resolved by arbitration at a mutually agreed upon location. The arbitration hearing shall be before a board of three arbitrators comprised of active or retired officers of life insurance or reinsurance companies excluding, however, officers and former officers of the Company and The Cologne.

Upon written request of either party sent by registered or certified mail, each party shall choose an arbitrator and the two chosen shall select a neutral arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days after receipt of the written request for arbitration, the appointing party may appoint a second arbitrator. The two arbitrators shall have 30 days to agree on a method for selecting the neutral arbitrator. If the two arbitrators fail to agree on the selection method of the neutral arbitrator within thirty (30) days of their appointment, each of the parties to this Agreement shall name three (3) candidates to serve as the neutral arbitrator. Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the six listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the neutral arbitrator.

The selection and naming of all arbitrators shall be conducted in a timely manner.

The parties hereby waive all objections to the above method of choosing the arbitrators.

Each party shall submit its case to the arbitrators within thirty (30) days of the appointment of the neutral arbitrator.

The arbitrators shall have the power to determine all procedural rules of the arbitration including but not limited to, inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                  ARTICLE XIII

                                   ARBITRATION
                                   (CONTINUED)

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law.

The decision of the arbitrators, in writing, will be made by majority rule and shall be final and binding on both parties. There shall be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgement.

The allocation of the costs of arbitration will be made by the arbitrators.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE XIV

                              DURATION OF AGREEMENT

This Agreement shall be effective on and after the effective date shown in
Article XV and shall be unlimited in duration. It may be terminated at any time, insofar as it pertains to the reinsurance of new business, by either party giving ninety (90) days written notice of termination to the other. The Cologne shall continue to accept new business during the ninety (90) day period and shall continue to be liable on all in-force reinsurance granted under this Agreement until the termination or expiry of the insurance reinsured, except as provided in Article VIII.C.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                   ARTICLE XV

                                    EXECUTION

This Agreement represents the entire contract between The Cologne and the Company and supercedes any prior oral or written agreements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the dates set forth below with an effective date as shown on Summary Page.

THE COLOGNE LIFE REINSURANCE COMPANY   TREATY #S011-101-000

BY: /s/ Anthony J.
---------------------------------------

TITLE: VP, Individual Life Operations

DATE: May 1, 1996

ATTEST: /s/  M.L. Vills

SECURITY EQUITY LIFE INSURANCE COMPANY

By: /s/ W. C. Thater
---------------------------------------

TITLE: President

DATE: May 2,1996

ATTEST: /s/ Ralph Gorter

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                    EXHIBIT A

                           PLANS AND AMOUNTS REINSURED

1.       PLANS REINSURED

         Variable Universal Life

2.       RETENTION, as of April 1, 1996

         A.       LIFE: Retention is $125,000 all ages, all ratings

         B.       WAIVER OF PREMIUM

                       Same as life

         C.       ACCIDENTAL DEATH BENEFIT

                       Same as life

3.       AUTOMATIC BINDING LIMITS

         Automatic reinsurance coverage shall apply only to residents of the United States and Canada. Automatic binding authority shall not apply to risks which at the time of issue exceed age 75 or that have a substandard mortality rating greater than Table 10 or its Flat Extra equivalent.

         A.       LIFE:

                  1/3 of all amounts in excess of the ceding company's retention to the pool, up to a maximum to the Cologne as shown:

                     Issue ages      Pool      Maximum to Cologne
                     ----------   ----------   ------------------
Fully Underwritten      21-75     $2,000,000       $625,000
Guarantee Issue         21-65      1,000,000       $292,000

         B.       WAIVER OF PREMIUM

                  Same as life, not to exceed the lesser of $3,000,000 or $45,000 annualized premium, subject to Jumbo Limits.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                                 EXHIBIT A, PG 2

                           PLANS AND AMOUNTS REINSURED

         C.       ACCIDENTAL DEATH BENEFIT

                     Not applicable.

4.       CONDITIONAL RECEIPT LIMIT

         For fully underwritten business, The Cologne's proportionate share of the $250,000 maximum conditional receipt.

5.       MINIMUM CESSION

         Amounts of reinsurance less than $25,000 will not be ceded under this Agreement.

6.       JUMBO LIMITS

         The Company shall not cede automatically to The Cologne any risk on an individual life where the amount of life insurance in force in all companies plus the amount applied for exceeds the following:

         a.       Life: $20,000,000

         b.       Waiver of Premium: Premium waiver on $5,000,000 of insurance.

         c.       Accidental Death Benefit: $500,000.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                     GUARANTEE ISSUE UNDERWRITING GUIDELINES

A-4      Guarantee issue Underwriting Guidelines

         In order to be able to bind reinsurance automatically, the following guidelines apply:

         1.       Minimum of 25 lives

         2. Insured must be actively at work for a minimum of 500 hours semi-annually at the time of issue

         3. Coverage must be formula driven so as to prevent anti-selection

         4.       100% participation based on a defined class of employee

         5. Owner of the policy must be a U.S. citizen or a corporation domiciled in the United States. The insured must be citizen of the United States. The beneficiary must be an entity in the United States or a citizen of the United States.

         6. Initial maximum coverage is $1,000,000 per life ( Initial face is generally the number of lives time $10,0000)

         7.       Annual increase in death benefit is limited to 10%

         8.       maximum Issue age is 65

         9. The cumulative increases in death benefit must not exceed the smaller of the initial face amount or $1,000,000. Such increases must be automatic and set at issue or must be based on documented compensation increases.

                                    EXHIBIT B

                           REINSURANCE PREMIUMS (YRT)

Life. The annual reinsurance premiums for the life risk shall be at the rate scale shown in this Exhibit B, for the insured's age and table rating, if any,

AUTOMATIC BUSINESS:

         Fully Underwritten Business:   100% of the COI's attached in exhibit B

         Guarantee Issue Business:      145% of the COI's attached in Exhibit B*

* at the end of 20 years or age 65, whichever is later, the premium factors will be reduced to 100% of the COI's

FACULTATIVE BUSINESS: Unless there is a facultative addendum specifying a different rate for a employer group, the facultative rate shall be the same as the automatic rate above

Flat Extras. In the event that a risk is accepted and ceded with a flat extra premium, the total premium remitted to The Cologne shall include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium                    First Year        Renewal
--------------------------                    ----------        -------
Temporary Flat (1-5 years)                       10%              10%
Permanent Flat Extra (6 years and greater)       75%              10%

Accidental Death Benefit. Reinsurance Premiums shall be 25% of the premiums of the Company in the first policy year and 90% of those premiums in renewal years.

Waiver of Premium. Reinsurance premiums shall be 25% of the annual premiums of the Company in the first policy year and 90% of those premiums in renewal years.

Deficiency Reserves. The Company will maintain all deficiency reserves.

                      THE COLOGNE LIFE REINSURANCE COMPANY

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                 MALE NON-SMOKER
                                 ISSUE AGE 20-85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                   MALE SMOKER
                                 ISSUE AGE 20-85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                FEMALE NON-SMOKER
                                 ISSUE AGE 20-85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                  FEMALE SMOKER
                                 ISSUE AGE 20-85

                                    EXHIBIT C

                                REPORTING METHOD

                               SELF ADMINISTRATION

Reporting Method. As soon as possible after a reinsured policy is placed in force, the Company shall show it on its reinsurance report giving the details as described in Exhibit C.1.

Premium Accounting. Reinsurance premiums are payable annually in advance. Within 30 days after the end of the quarter, the Company shall send The Cologne a statement showing reinsurance premiums due for that period together with payment as indicated on the statement.

If an amount is due the Company, The Cologne shall remit such amount within a reasonable time after its receipt of the statement.

To facilitate the processing of reinsurance remittances, please send all payments to:

The Cologne Life Reinsurance Company
Dept. 0158
P.O. Box 40000
Hartford, CT 06151-0158

Arrangements can also be made to accommodate the payment of funds by means of Electronic Funds Transfer or wire transfer.

                                       24

                      THE COLOGNE LIFE REINSURANCE COMPANY

SELIC/COLOGNE LIFE REINSURANCE AGREEMENT
#9386774